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                           CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 22 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 10, 1999, relating to the financial statements and financial highlights of Morgan Stanley Dean Witter Tax-Exempt Securities Trust, formerly Dean Witter Tax-Exempt Securities Trust, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registation Statement. We also consent to the references to us under the headings "Custodian and Independent Accountants" and "Experts" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.


PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
February 22, 1999